EXHIBIT 10.13

                                LIFESPAN NETWORK
                           MEMORANDUM OF UNDERSTANDING

By and between CRYO-CELL International, Inc. (hereinafter CCEL) and Illinois Masonic Medical Center, an Illinois not-for-profit corporation, hereafter (PARTICIPANT).

For mutual consideration between the parties which is hereby acknowledged, it is agreed:

1. PARTICIPANT agrees to become a member of the Lifespan Cellular Banking Network and will receive use of a CCELL Cellular Storage Unit at no charge by CCEL. The unit is capable of storing approximately 35,000 5 cc vials. The PARTICIPANT agrees to store fractionated cord blood in the unit. This equipment will be located and operated by PARTICIPANT at no cost to CCEL.

2. CCEL will provide the PARTICPANT the free use of a Compomat cellular separation device, vial scanner and label maker.

3. CCEL will provide the PARTICPANT with the pro-bono use of 5,000 spaces in the CCEL Cellular Storage Unit to be used for research, or any purpose other than autologous storage.

4. CCEL will charge a $50.00 annual storage fee per vial per year for 30,000 storage spaces in the CCEL Cellular Storage Unit. These funds received will be distributed as follows: Twenty-five (25%) of the gross revenues will be paid to PARTICIPANT or its designee. CCEL will handle all of the funds generated by the Lifespan Cellular Storage program.

5. PARTICPANT agrees to enhance the utilization of the CCEL Multi-Faceted Cellular Storage Unit by encouraging the cryopreservation of cord/placental blood, tumor tissue, peripheral stem cells, etc.

6. PARTICPANT agrees not to engage in a paid for cellular storage program except in conjunction with CCEL Lifespan program.

7. The PARTICPANT agrees that once the CCEL units are linked together, by computer with other Lifespan participants, the information that is not of confidential nature will be exchanged in order to enhance locating a matching donor.

8. This agreement is valid for a period of ten (10) years and will automatically renew for additional five year periods unless either party notifies the other of its desire to cancel

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the agreement. PARTICIPANT reserves the right to terminate the agreement after the initial five year period.

The cancellation request must be made in writing and received by the other party at least sixty(60) days prior to the expiration of the agreement. If PARTICIPANT does not renew the agreement, the specimens stored in the CCEL Cellular Storage Unit will remain with the unit as it is moved. PARTICIPANT agrees not to engage in paid for cellular storage for a period of two years thereafter.

9. The letter from CCEL to PARTICIPANT, dated September 7, 1995 is hereby incorporated into this agreement. Paragraph 5 is made an integral part of the agreement and shall govern the rights of the parties concerning its subject matter. Said letter is attached hereto as Exhibit A.

Agreed to this 5th day of October, 1995.

CRYO-CELL International, Inc.              _____________________________
                                           LIFESPAN PARTICIPANT

By:  s/ DANIEL D. RICHARD                  By:  S/ HARVEY MOROWITZ
     ---------------------------                ------------------
Daniel D. Richard                          Name:    Harvey Morowitz
Chairman & CEO                             Title:   Vice President Operations
1900 Grand Avenue                          Address: 836 West Wellington
Baldwin, NY 11510                                   Chicago, IL 60057
Phone:  516-223-5050                                Phone:  312-296-7004
Fax:  516-379-0969                                  Fax:     312-871-5221